Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-106790, 333-106793, 333-126053, 333-131810, 333-135112 and 333-137026 on Forms S-3 and Registration Statement Nos. 333-02733, 333-18391, 333-25587, 333-49725, 333-69305, 333-78173, 333-38396, 333-38398, 333-85094, 333-124256, 333-124257, 333-130566, 333-130570 and 333-143916 on Forms S-8 of our reports dated February 26, 2008, relating to the consolidated financial statements of Dominion Resources, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of Dominion Resources, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 26, 2008